EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of January 1, 2002, by and between URECOATS INDUSTRIES INC., a Delaware corporation with offices at Newport Center Plaza, 1239 East Newport Center Drive, Suite 101, Deerfield Beach, Florida 33442 (the “Company”), and John G. Barbar an individual residing at 6018 Buena Vista Court, Boca Raton, Florida 33433 (the “Executive”).

W I T N E S S E T H :

        WHEREAS, the Company wishes to employ the Executive and the Executive wishes to accept such employment, subject to the terms and conditions hereinafter set forth.

        WHEREAS, the Company acknowledges that Executive has been working for the Company since March 19, 2001 and is currently employed as the Chief Financial Officer and Senior Vice President of Finance under an employment arrangement.

        WHEREAS, the Company wishes to memorialize the employment of the Executive in a formal Agreement and the Executive wishes to enter into such Agreement, subject to the terms and conditions hereinafter set forth.

        NOW THEREFORE, the parties hereto, in consideration of the premises and mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

        1.   EMPLOYMENT TERM. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment for a period of four (4) years from January 1, 2002 through December 31, 2005, unless sooner terminated in accordance with Section 6 hereof (the “Employment Period”).

        2.   POSITION; DUTIES. During the Employment Period, the Executive shall hold the title and position of Chief Financial Officer and Senior Vice President of Finance of the Company and shall have the duties and responsibilities usually vested in such capacity, as determined from time to time by the Board of Directors, Chief Executive Officer and/or President of the Company, and such other duties and responsibilities as may be assigned to him from time to time by the Board of Directors, Chief Executive Officer and/or President of the Company.

        3.   MANNER OF PERFORMANCE. The Executive shall serve the Company and devote all his business time, his best efforts and all his skill and ability in the performance of his duties hereunder. The Executive shall carry out his duties in a competent and professional manner, to the reasonable satisfaction of the Board of Directors, Chief Executive Officer and/or President of the Company, shall work with other Executives of the Company and of its affiliates and generally promote the best interests of the Company and its customers. The Executive shall not, in any capacity engage in any activity which is, or may be, contrary to the welfare, interest or benefit of the business now or hereafter conducted by the Company or any of its affiliates.

        4.   COMPENSATION AND RELATED MATTERS. The Executive’s compensation for his services hereunder shall be as follows:

                     4.1   Base Compensation. During the Employment Period, Executive shall receive an annual base salary (the “Annual Base Salary”) of $135,000, payable in accordance with the Company’s normal payroll practices. Executive’s Annual Base Salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors and may be increased from time to time, in the discretion of the Compensation Committee. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced at any time (including after any such increase), other than as part of an across-the-board salary reduction applicable to other executive officers of the Company. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as adjusted from time to time.

                     4.2   Restricted Common Stock.

                                (a)   Executive is hereby granted 516,164 shares of restricted common stock of the Company, $.01 par value per share (the “Shares”) subject to vesting in 30,000 share increments on a quarterly basis commencing on the Effective Date, except the first quarter commencing as of the Effective Date 66,164 shares shall vest at the end thereof. The Shares shall be other compensation to the Executive for his services hereunder and shall be earned and vest at the end of each quarter during the Employment Period.

                                (b)   The Shares, when vested, shall be subject to the following conditions:

                                                  (i)   The shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered until the restrictions are removed according to the terms of this Agreement or expire;

                                                  (ii)   The Compensation Committee may require that the certificates representing the Shares remain in the physical custody of an escrow holder or the Company until all restrictions are removed or expire;

                                                  (iii)   Each certificate representing Shares will bear such legend or legends making reference to the restrictions imposed upon such Shares as the Compensation Committee in its discretion deems necessary or appropriate to enforce such restrictions; and

                                                  (iv)   Notwithstanding the foregoing, all unearned and unvested Shares listed above shall immediately vest and be delivered to the Executive upon the Change of Control as defined in Section 7(c) provided that the Executive is employed by the Company on the date of the Change in Control. The Executive shall have no voting or other stockholder rights with respect to any unearned and unvested Shares. The Shares shall not be assignable by the Executive or be subject to any claims by creditors until they shall have been earned and vested in accordance with this section. In addition to any other restrictions on the Shares described in this section, which may be incorporated by reference in the stock certificates evidencing the Shares, such certificates shall bear a legend substantially as follows:

      “The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (“Securities Act”). The holder hereof, by acquiring such securities, agrees that such securities may not be resold, pledged or otherwise transferred except pursuant to an effective registration statement duly filed under the Securities Act, or pursuant to an exemption effective under the Securities Act.”

                                                  (v)   The Executive hereby agrees with Company that the holding period set forth in Rule 144 of the Securities Act of 1933, as amended, shall only begin to run, with respect to any Shares, on the date that such Shares are earned and vest in accordance herewith.

                     4.3   Stock Options.

                                (a)   Executive shall be eligible for the grant of equity compensation awards from time to time under such equity compensation plans and arrangements as may be maintained by Company from time to time. Any option grants made to Executive pursuant to such plans and arrangements shall be subject to this Agreement and the provisions of such plans and arrangements.

                                (b)   On the Effective Date, Executive shall be granted an incentive stock option to purchase 200,000 shares of the Company (the “Stock Options”), as defined in and pursuant to and in accordance with one of the Company’s existing stock option plans, or any successor plans as the Board may designate (the “Stock Option Plan”). The Stock Options shall have an exercise price equal to one hundred percent (100%) of the fair market value of Company’s common stock as of the date of grant, and, subject to vesting, shall be exercisable at any time, in whole or in part, within five (5) years of the date of grant. These Stock Options shall vest up to a maximum of 50,000 per year and in accordance with this Section 4.3(b). The Stock Options vest after the end of each calendar year in a number to be determined by dividing the Company’s common stock price as of the end of any applicable year into a number equal to 5% of any such year’s Excess Revenues, rounded to the nearest integer. As used herein, “Excess Revenues” shall mean the Company’s annual Revenues minus $1 million.

                                (c)   As an example only, if in any year the Revenues are $5 million, and the price of the Company’s stock at the close of that year is $5.00, then 40,000 Stock Options to purchase 40,000 shares of the Company shall vest, determined as follows:

  $5 million - $1 million = $4 million (the Excess Revenues)
  $4 million X 5% of Excess Revenues = $200,000
  $200,000 / $5.00 = 40,000

                                (d)   Notwithstanding the foregoing, Stock Options that do not vest in any given year shall be carried over and added to a subsequent year’s maximum. In the example provided in Section 4.3(c), 10,000 Stock Options will be carried over to the next year, provided that the next year is not the last year in this Agreement. Unless otherwise agreed to between the parties, any unvested Stock Options at the end of the Employment Period shall be canceled and of no force or effect.

                                (e)   Company shall register the shares issuable under the Stock Option on a Form S-8 registration statement prior to the vesting of the first Stock Option and shall keep such registration statement in effect for the entire period the Stock Options remain outstanding. Each shares issued upon exercise of a Stock Option granted pursuant to Sections 4.3(a) and 4.3(b), shall be transferable upon Executive’s election, to the extent consistent with applicable restrictions under the Company’s registration of the underlying shares with the Securities and Exchange Commission.

                                (f)   All of Executive’s Stock Options (including any Stock Options that are outstanding on the Effective Date) shall be subject to, and governed by, the terms and provisions in the applicable Company Stock Option Plan, except to the extent of modifications that are expressly provided for in this Agreement which do not result in any modifications to the Stock Option Plan which would require shareholder approval or which would contravene any law which applies to the Stock Option Plan.

                                (g)    If there is any change in the common stock of Company by reason of any stock dividend, stock split, spin-off, split up, merger, consolidation, recapitalization, reclassification, combination or exchange of shares, or any other similar corporate event or reorganization, however structured, then the number of shares subject to Executive’s Stock Options and the exercise price of Executive’s Stock Options shall be equitably and appropriately adjusted by the applicable Stock Option Plan administrator to effectuate the intent of this Section 4.3. Notice of any adjustment shall be given by Company to Executive and shall be final and binding on Executive.

                     4.4   Performance Awards. In addition to the foregoing, during the Employment Period, the Executive shall be eligible to earn performance awards from time to time that the Company may, in its discretion, determine to put into effect. The administrator of these plans or arrangements shall determine the performance criteria (which need not be identical) to be utilized to calculate the value of the Performance Awards, the term of such Performance Awards, the Payment Event, and the form and time of payment of Performance Awards. The specific terms and conditions of each Performance Award shall be set forth in a written statement evidencing the grant of such Performance Award. Upon the occurrence of a Payment Event, payment of a Performance Award will be made to the Executive at fair market value on the date of the Payment Event, as the administrator in its discretion may determine. The administrator may impose a limitation on the amount payable upon the occurrence of a Payment Event, which limitation shall be set forth in the written statement evidencing the grant of the Performance Award. If Executive’s employment with the Company is terminated for any reason, including but not limited to, death, or disability prior to the occurrence of the Payment Event, all of the Executive’s rights under the Performance Award shall expire and terminate unless otherwise determined by the administrator. Notwithstanding the foregoing, the Executive shall be afforded the opportunity to earn a minimum aggregate of 300,000 Shares during the Employment Period at a maximum of 75,000 Shares during each calendar year hereof with respect to these plans or arrangements.

                     4.5   Discretionary Bonus. The Executive may be eligible to receive additional bonus compensation at the sole and unreviewable discretion of the Chief Executive Officer and/or President and the Compensation Committee of the Board of Directors.

                     4.6   Compensation and Benefit Programs. During the term of Executive’s employment hereunder, Executive shall be entitled to participate in the following plans as they may exist from time to time during the term hereof, to wit, any and all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as offered by the Company from time to time to its Executives, including savings, pension, profit-sharing, stock options, and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

                     4.7   Vacation and Other Benefits. During the term of Executive’s employment hereunder, Executive shall be entitled to such paid vacation, fringe benefits and perquisites as are provided from time to time by the Company to similarly situated executives. Vacation will be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by Executive hereunder. Notwithstanding the foregoing, as an officer of Company, Executive is expected to utilize his vacation time judiciously and so as not to jeopardize the business of Company or Urecoats. Unused vacation may not be carried forth to the next calendar year without prior written consent by the Company, except that no written consent is required for carrying over a maximum of fourteen days to any subsequent year. The Company shall also provide the Executive reasonable reimbursement of out-of-pocket expenses incurred by him in connection with his duties hereunder, upon submission of appropriate documentation, and an automobile or automobile allowance, which expense or allowance shall not exceed $750 per month, net.

                     4.8   Miscellaneous.

                                (a)   Executive acknowledges that any shares reservable for Executive pursuant to the provisions of Paragraphs 4.2, 4.3 and 4.4 hereof, may require and be subject to and conditioned upon amendment of the Restated Certificate of Incorporation of the Company which shall grant to the Company statutory authority for the reservation and issuance of shares in accordance with the aforesaid paragraphs.

                                (b)   The Company acknowledges and covenants that, if necessary it shall promptly, without delay, take such steps and file such documents necessary with the federal regulatory authorities in order to obtain such approval of shareholders necessary to amend the Restated Certificate of Incorporation and obtain appropriate statutory authority to reserve the shares in accordance with paragraph 4.2,4.3 and 4.4 hereof.

                                (c)   In the event, for any reason, the Company is required but unable to obtain the requisite approvals to amend the Restated Certificate of Incorporation or is otherwise unable to obtain the Statutory authority necessary to reserve the shares pursuant to paragraphs 4.2, 4.3 and 4.4, at the option of the Executive, the Company agrees to promptly renegotiate and substitute additional compensation provisions in lieu of those presently provided by said paragraphs.

                     4.9   Adjustments. If the outstanding shares of common stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect of such shares of common stock (or any stock or securities received with respect to such common stock), through merger, consolidation, sale or exchange of all or substantially all of the properties of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or other distribution with respect to such shares of Common Stock (or any stock or securities received with respect to such common stock), or (ii) if the value of the outstanding shares of common stock of the Company is reduced by reason of an extraordinary cash dividend, a fair, appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of Shares provided in Section 4.2, (y) the number and kind of shares or other securities subject to then outstanding Performance Awards described in Section 4.4, and (z) the price for each share or other unit of any other securities subject to then outstanding Performance Awards described in Section 4.4. Adjustments under this Section 4.9 will be made by the applicable authority, whose determination as to what adjustments will be made and the extent thereof will be final, binding and conclusive. No fractional interests will be issued from any such adjustments.

        5.   NON-COMPETITION; NON-DISCLOSURE.

                     5.1   Non-Competition. During the Employment Period and for a period of twelve (12) months after the termination of the Executive’s employment with the Company for any reason (collectively the “Restriction Period”), the Executive shall not, either directly or indirectly, for himself or any third party, anywhere within or outside the United States (a) engage in or have any interest in any activity that directly or indirectly competes with the business of the Company or of any of its affiliates (which for purposes hereof shall include all subsidiaries or parent companies of the Company, now or in the future during the Employment Period), as conducted at any time during the Employment Period, including without limitation, accepting employment from or providing consulting services to any such competitor, owning any interest in or being a partner, shareholder or owner of any such competitor, (b) solicit, induce, recruit, or cause another person in the employ of the Company or its affiliates or who is a consultant or independent contractor for the Company or its affiliates to terminate his employment, engagement or other relationship with the Company or its affiliates, or (c) solicit or accept business from any individual or entity which shall have obtained the goods or services of, or purchased goods or services from, the Company or its affiliates during the two year period immediately prior to the end of the Employment Period or which otherwise competes with or engages in a business which is competitive with or similar to the business of the Company or any of its affiliates, (d) call on, solicit or accept any business from any of the actual or targeted prospective customers of the Company or its affiliates (the identity of and information concerning which constitute trade secrets and Confidential Information of the Company) on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such customers or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of Executive’s duties under this Agreement.

                     5.2   Non-disclosure. The Executive shall not at any time during the term hereof or thereafter divulge, communicate, or use in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, the term “Confidential Information” includes, but is not limited to, information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law provided that prior to disclosing any such information required by law, Executive shall give prior written notice thereof to Company and provide Company with the opportunity to contest the disclosure. The Executive shall not disclose, without limitation as to time, Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (i) to authorized representatives of the Company, (ii) during the Employment Period, such information may be disclosed by the Executive as is specifically required by Company in the course of performing his duties for the Company, and (iii) to counsel and other advisers of Company subject to Company’s prior approval and provided that such advisers agree to the confidentiality provisions of this Section 5.2.

                     5.3   Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by Executive during the course of performing work for the Company or its customers (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. All of the foregoing shall also be deemed Confidential Information for the purposes of Section 5.2, above.

                     5.4   Books and Records. All books, records, and accounts relating in any manner to the Company (i.e., financial information, customer, supplier, vendor identity, etc.), whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or otherwise on the Company’s request at any time.

                     5.5   Definition of Company. Solely for purposes of this Agreement, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

                     5.6   Acknowledgment by Executive. The Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 5 are reasonably necessary to protect the legitimate business interests of the Company, and (ii) the restrictions contained in this Section 5 (including without limitation the geographic area and length of the term of the provisions of this Section 5) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive acknowledges and confirms that his special knowledge of the business of the Company is or will be such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 5. The Executive further acknowledges that the restrictions contained in this Section 5 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns and shall be enforced to the fullest extent of the law applicable at the time that Company deems it necessary or advisable to enforce the restrictive covenants and other provisions of this Section 5.

                     5.7   Injunctive Relief; Damages. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants in this Section 5, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Executive agrees that the foregoing covenants may be enforced by the Company in the event of breach by the Executive, by injunctions and restraining orders. Nothing herein shall be construed as prohibiting the Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                     5.8   Severability; Reformation; Independent Covenants. The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. Each covenant and agreement of Executive in this Section 5 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action by the Executive against the Company (including the affiliates thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants or agreements. It is specifically agreed that the periods of restriction during which the agreements and covenants of the Executive made in this Section 5 shall be effective, shall be computed by extending such periods by the amount of time during which the Executive is in violation of any provision of Section 5. The covenants contained in this Section 5 shall not be affected by any breach of any other provision hereof by any party hereto.

                     5.9   Survival. The obligations of the parties under this Section 5 shall survive the termination of this Agreement.

        6.   EARLY TERMINATION OF EXECUTIVE EMPLOYMENT. This Agreement may be terminated by either Party before the expiration of the Employment Period for any reason, but subject to the terms, conditions and remedies set forth in this Section 6, which shall provide the sole and exclusive remedy for any such termination.

                     6.1   Uncompensated Terminations. If the Executive resigns from the Executive’s employment hereunder without Cause (as defined in Section 7(a), or if the Company terminates the Executive for Cause (as defined in Section 7(b)), then the Executive shall be entitled to receive a cash sum payment of the portion of Annual Base Salary earned up to and including the Date of Termination (as defined in Section 6.4(b)), and any benefits that have accrued under Sections 4.2 through 4.6 up to and including the Date of Termination. The amount of cash payable to the Executive under this Section 6.1 shall be payable in accordance with the Company’s normal payroll practices and any other benefits described in Sections 4.2 through 4.6 will be handled in accordance with the established procedures for each applicable benefit. More particularly, Executive shall be entitled only to (a) such Shares that have actually vested as of the Date of Termination; (b) such Stock Options that he has exercised or entitled to exercise as of the Date of Termination; and (c) such bonuses, if any, that he has earned as of the Date of Termination. Any payments or benefits to which Executive is otherwise entitled under this Section 6.1 shall be subject to setoff to the extent of any claims, which Company has against Executive.

                     6.2   Compensated Termination. If the Executive resigns for Cause or other than a Change in Control (except for a forced resignation as described in Section 6.3(a)), or is terminated by the Company without Cause, in each case prior to the expiration of the Employment Period, the Executive’s employment hereunder shall terminate on the Date of Termination and the Executive shall be entitled to the following:

                                (a)   the unpaid portion of Salary due the Executive for the period of time through the Date of Termination, payable in accordance with the Company’s regular payroll practices;

                                (b)   a severance cash payment equal to six (6) months of the then current Annual Base Salary of Executive;

                                (c)   a number of Shares equal to six (6) months of the Shares described in Section 4.2, which Shares shall be deemed earned and vested, and any restrictions on such Shares except as required by applicable law shall immediately lapse and such Shares shall become nonforfeitable. The Shares shall be delivered to Executive pursuant to the time periods and procedures provided for in Section 4.2, above.

                                (d)   a number of Stock Options equal to six (6) months of the Stock Options described in Section 4.3, and any other Company stock options granted to Executive, which Stock Options shall be deemed vested, and any restrictions on such Stock Options except as required by applicable law shall immediately lapse and such Stock Options shall be fully exercisable in accordance with the requirements (except continued employment) of Section 4.3;

                                (e)   the product of (I) any Performance Awards described in Section 4.4 which Executive can show that he reasonably would have received had Executive remained in such Executive capacity with the Company through the end of the calendar year in which occurs Executive’s Date of Termination, multiplied by (II) a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365, but only to the extent not previously paid; provided that any payments pursuant to this Section 6.2(e) shall be made within 30 days following the end of the calendar year in which occurs Executive’s Date of Termination;

                                (f)   for six (6) months following the Date of Termination, Company shall continue to provide medical and dental benefits only to Executive on the same basis as such benefits are provided during such period to the senior executive officers of Company; provided, however, that if Company’s welfare plans do not permit such coverage, Company will provide Executive the medical benefits (with the same after tax effect) outside of such plans; and

                                (g)   To the extent not theretofore paid or provided, Company shall timely pay or provide to Executive any other amounts or benefits which Executive is entitled to receive through the Date of Termination under any plan, program, policy or practice or contract or agreement of Company and its affiliates, including accrued vacation to the extent unpaid (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

                     6.3   Termination Due to Change in Control; Death or Permanent Disability.

                                (a)   If the Company undergoes a Change in Control (as defined in Section 7(c)), the Executive has 120 days on or following the date of the Change in Control to terminate his employment under this Agreement pursuant to this Section 6.3(a); provided, however, that if the Executive is forced to resign, then Executive shall be entitled to all of the compensation and benefits described in Section 6.2.

                                (b)   If the Executive becomes Permanently Disabled (as defined in Section 7(e)) or dies prior to the expiration of the Employment Period, the Executive’s employment hereunder shall terminate on the Date of Termination.

                                (c)   If the Executive’s employment is Terminated pursuant to either Sections 6.3(a) (except for a forced resignation) or 6.3(b), the Executive or, in the case of the Executive’s death, the Executive’s beneficiary or other legal representative, shall be entitled to: (i) the unpaid portion of the Annual Base salary described in Section 4.1 due the Executive up to the Date of Termination, which amount shall be payable in accordance with the Company’s regular payroll practices, (ii) the Shares described in Section 4.2, to the extent earned and vested, which restrictions, if any, shall immediately lapse and become nonforfeitable except as otherwise required by law, (iii) the stock options described in Section 4.3, to the extent granted and vested, shall become fully exercisable, (iv) any Performance Awards described in Section 4.4, in the Compensation Committee’s discretion, and (v) continuation of medical and dental benefits to Executive’s spouse and/or eligible dependents, if any, for six (6) months, on the same basis as such benefits are provided during such period to the senior executive officers of Company; provided, however, that if Company’s welfare plans do not permit such coverage, Company will provide Executive the medical benefits (with the same after tax effect) outside of such plans, and (vi) to the extent not theretofore paid or provided, any unpaid vacation pay or expense reimbursement or other applicable Other Benefits.

                     6.4   Notice and Date of Termination.

                                (a)   Any termination of the Executive’s employment hereunder by the Company or the Executive (other than termination due to the Executive’s death) shall be communicated by a written “Notice of

Termination” to the other Party in accordance with Section 11 hereof. A Notice of Termination shall indicate the specific provision of Section 6 relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

                                (b)   “Date of Termination” shall mean

                                                  (i)   If the Executive resigns, the date that the Executive sets forth as his last day, but not later than 30 days after the date Executive sends the Notice and, subject to Company’s right to accelerate the Date of Termination to any earlier date;

                                                  (ii)   If the Executive’s employment hereunder is terminated by the Company, the date specified in the Notice of Termination, which shall be such date determined by the Company; provided, however, that if such termination by the Company is for Cause, the Date of Termination shall not be earlier than the expiration of any applicable remedy period and no later than 60 days following the Notice of Termination;

                                                  (iii)   If the Executive’s employment hereunder is terminated due to the Executive becoming Permanently Disabled, the date the Company reasonably determines that he has become Permanently Disabled;

                                                  (iv)   If the Executive’s employment hereunder is terminated due to death, the date of death; or

                                                  (v)   If the Executive’s employment hereunder is terminated by reason of the expiration of the Employment Period, the date determined or set forth in Section 1.

                     6.5   Company’s Rights Not Prejudiced. Notwithstanding anything to the contrary in this Agreement, any payments or distributions of Shares, Stock Options or Other Benefits of any nature which Company makes to Executive shall be without prejudice to Company’s rights to assert any claims that Company has or may have against Executive.

        7.   DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                                (a)   “Cause,” when used by the Executive as the basis for resigning from his employment hereunder, shall mean: (i) the Company’s willful, material breach of any material obligation of the Company under this Agreement, after giving the Company notice of such breach and thirty (30) days to cure such breach; or (ii) the occurrence of a Change in Control (as defined below), subject to Section 6.3(a).

                                (b)   “Cause,” when used by the Company as a basis for terminating the Executive’s employment hereunder, shall mean: (i) the Executive’s willful, material breach of any material obligation of the Executive under this Agreement, including unreasonable failure or refusal to perform the duties required of him, after giving the Executive notice of such breach and thirty (30) days to cure such breach; (ii) any willful misconduct in connection with his employment that could materially impair the financial condition or reputation of the Company; or (iii) the Executive’s conviction for, or plea of guilty or nolo contendre (or similar plea) to any criminal offense that is a felony or includes fraud as an element of the offense.

                                (c)   “Change in Control” means the following and shall be deemed to occur if any of the following events occur:

                                                  (i)   Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing (i) 20% or more of the combined voting power of the Company’s then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of the Company’s then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board;

                                                  (ii)   Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Director Plan, be considered as though such person were a member of the Incumbent Board of the Company;

                                                  (iii)   The consummation of a merger, consolidation or reorganization involving the Company, other than one which satisfies both of the following conditions:

                                                        (A)   a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of the Company or such other entity resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in the Company’s voting securities immediately before such merger, consolidation or reorganization, and

                                                        (B)   a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding voting securities; or

                                                  (iv)   The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets.

        Notwithstanding the preceding provisions of this Paragraph (c), a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Paragraph (c) is (1) an underwriter or underwriting syndicate that has acquired any of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities, (2) the Company or any subsidiary of the Company or (3) an employee stock ownership plan or other employee benefit plan maintained by the Company that is qualified under the provisions of the Code. In addition, notwithstanding the preceding provisions of this Paragraph (c), a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Paragraph (c) becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of the Company or through a stock dividend or stock split), then a Change in Control shall occur.

                                (d)   “Disability” means Executive’s absence from his duties with Company on a full-time basis for 90 days during any consecutive twelve-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by Company and acceptable to Executive. If Company determines in good faith that Executive’s Disability has occurred during the Employment Period, it may give Executive written notice in accordance with Section 6.4(a) of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment shall terminate effective on the thirtieth (30th) day after Executive’s receipt of such notice (the “Disability Effective Date”), unless, within the thirty (30) days after such receipt, Executive shall have been cleared by the physician to return to work and has returned to full-time performance of his duties.

                                (e)   “Permanently Disabled” shall mean when, and only when, the Executive is unable, by reason of illness or accident, to perform, for a continuous 180-day period, the material elements of his duties hereunder, and the Company has reasonably determined, based upon medical documentation, that the Executive for such reason is unlikely to be able to resume such duties in the foreseeable future.

        8.   ASSIGNMENT. Executive shall not have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

        9.   GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida. Venue for any action brought hereunder shall be exclusively in Broward County, Florida and the parties hereto waive any claim that such forum is inconvenient.

        10.   ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by written instrument signed by both the Company and the Executive.

        11.   NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to its President at Newport Center Plaza, 1239 East Newport Center Drive, Suite 101, Deerfield Beach, Florida 33442 with a copy to Sader & LeMaire, P.A., 1901 West Cypress Creek Road, Suite 415, Fort Lauderdale, Florida 33309, Attention: Robert L. Sader, Esquire, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

        12.   BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

        13.   SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect    the enforceability of the remaining portions of this Agreement or any part thereof. If any invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

        14.   WAIVER. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

        15.   CONSTRUCTION. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the drafting hereof, each party having been given the opportunity to be represented by counsel of their choice in connection with the negotiation of this Agreement.

        16.   SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        17.   SINGULAR, PLURAL; GENDER. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

        18.   NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

        19.   EMPLOYEE HANDBOOK; OTHER INSTRUMENTS. The provisions of this Agreement shall, to the extent of any conflict, supercede and take precedence over any provisions of the Company’s employee handbook, as it exists from time to time, or any other existing or future agreements or instruments pertaining to or governing the rights and obligations of the parties to one another insofar as permissible under applicable laws.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY	WITNESS
By: /s/ Timothy M. Kardok	/s/ Amy E. Major
Name: Timothy M. Kardok Title: Chief Executive Officer and President	/s/ Lori G. Mays

EXECUTIVE	WITNESS
By: /s/ John G. Barbar	/s/ Amy E. Major
Name: John G. Barbar	/s/ Lori G. Mays